Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of UBS Relationship Funds

In planning and performing our audit of the financial statements of UBS Relationship Funds (comprising UBS
Global Securities Relationship Fund, UBS U.S. Large Cap
Equity Relationship Fund, UBS Large Cap Select Equity
Relationship Fund, UBS U.S. Large Cap Value Equity
Relationship Fund, UBS Small Cap Equity Relationship Fund,
UBS International Equity Relationship Fund, UBS Emerging
Markets Equity Relationship Fund, UBS U.S. Cash Management
Prime Relationship Fund, UBS U.S. Bond Relationship Fund,
UBS High Yield Relationship Fund, UBS Emerging Markets Debt
Relationship Fund, UBS U.S. Securitized Mortgage
Relationship Fund, UBS Corporate Bond Relationship Fund and UBS Opportunistic High Yield Relationship Fund)
(collectively the Funds) for the year ended December 31, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with U.S. generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards of the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above at December 31, 2004.

This report is intended solely for the information and use of management and the Board of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


ERNST & YOUNG LLP

New York, New York
February 18, 2005